Exhibit 3.1

AMENDMENT NO. 2
TO
THE SECOND AMENDED AND RESTATED BYLAWS
OF
PREDICTIVE ONCOLOGY INC.

The Second Amended and Restated Bylaws, as amended on September 9, 2022 (the “Bylaws”) of Predictive Oncology Inc., a Delaware corporation (the “Company”) are hereby amended pursuant to Section 6.06 of the Bylaws as follows:

1.	Section 3.02 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Number, Election and Term of Office. The exact number of directors shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, provided that the number of directors serving on the Board of Directors at any time shall not exceed a maximum of seven directors. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III (each, a “Class”). In the case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. Except as otherwise provided in the certificate of incorporation, each director shall serve for a term ending on the date of the third annual meeting of the Corporation’s stockholders following the annual meeting at which such director was elected; provided, however, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for the initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. Directors need not be stockholders.”

Except as expressly modified hereby, the Bylaws and all of the provisions contained therein shall remain in full force and effect.

CERTIFICATION

The undersigned hereby certifies that the foregoing Amendment No. 2 to the Bylaws of the Company was duly adopted by the Board of Directors of the Company at meeting of the Board of Directors of the Company on September 26, 2025.

 /s/ Raymond Vennare__________

Raymond Vennare